MICROMEM TECHNOLOGIES INC.
777 Bay Street, Suite 1910, Toronto, Ontario M5G 2E4

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Micromem Technologies Inc. (the "Corporation") will be held at the Albany Club, 91 King Street East, Toronto, Ontario, M5C 1G3 at the hour of 2:30 p.m. (EST) on Friday, June 25, 2004, for the following purposes:

  the election of directors;

  the appointment of Ernst & Young LLP, Chartered Accountants, as auditors of the Corporation in respect of the current year and to authorize the directors to fix their remuneration;

  the approval, with or without variation, of a resolution authorizing the Corporation to issue common shares pursuant to private placement agreements with arm's length subscribers, public distributions or as consideration for the acquisition of assets by the Corporation during the ensuing 12 month period;

  ratification of all prior acts of the directors and officers of the Corporation; and

  such further and other business as may be properly brought before the Meeting or any adjournment thereof.

Accompanying this Notice of Meeting are the following documents: An Information Circular, a Form of Proxy, a Supplemental Mailing List Reply and Consent Form, and the Audited Financial Statements of the Corporation in respect of the fiscal year ended October 31, 2003, together with the unaudited statements of the Corporation for the 3 months ended January 31, 2004, and Management's Discussion and Analysis for the 2003 fiscal year and the 3 months ended January 31, 2004.

Shareholders entitled to vote who do not expect to be present at the Meeting are urged to date, sign and return the enclosed form of proxy. Refer to "Notes" below.

DATED at Toronto, Ontario this 28th day of May, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

"Joseph Fuda" (signed)
Joseph Fuda
President, C.E.O. and Director